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                                                                    Exhibit 99.1


[BUCKLE LOGO]                                                   THE BUCKLE, INC.

                                             2407 W. 24th St. Kearney, NE  68845

                                           P.O. Box 1480 Kearney, NE  68848-1480

                                                            PHONE:  308-236-8491

                                                              FAX:  308-236-4493

FOR IMMEDIATE RELEASE:  March 25, 2005                      WEB:  www.buckle.com

CONTACT:   Karen B. Rhoads, Chief Financial Officer
           THE BUCKLE, INC.
           308/236-8491


                   THE BUCKLE, INC. AGREES TO REPURCHASE STOCK
                                  FROM FOUNDER

         Kearney, Nebraska (March 25, 2005), The Buckle, Inc. (NYSE: BKE) announced today that it has entered into an agreement with Daniel J. Hirschfeld, founder and Chairman, to purchase a total of 3,000,000 shares of the Company's outstanding stock from Mr. Hirschfeld. The shares represent approximately 13.8% of the Company's total outstanding Common Stock. The shares will be purchased for $28.00 per share, or a total purchase price of $84 million. This price represents a 9.1% discount to the March 24, 2005 closing price, and a 9.7% discount to the five day average closing price ending March 24, 2005. The Company intends to fund the stock repurchase transaction out of currently available cash and investments. This transaction is expected to be completed as soon as possible, subject to certain customary closing conditions.

         The Buckle expects this stock repurchase transaction to be accretive to earnings per share, without reducing the publicly traded float. For fiscal 2004, the Company reported diluted earnings per share of $1.94 based upon 22,257,290 weighted average shares outstanding. Assuming that the company had repurchased Mr. Hirschfeld's shares at the beginning of fiscal 2004, the weighted average shares for calculating earnings per share would have been 19,257,290. Following the transaction, the Buckle, Inc. will have approximately $150 million in cash and short and long term investments that will allow the Company to maintain the financial flexibility to continue its growth plans. The Company plans to retire the purchased shares, reducing the total shares outstanding and reducing Mr. Hirschfeld's ownership percentage to approximately 53%.

         The stock repurchase transaction was negotiated by a Special Committee of The Buckle, Inc.'s Board of Directors. The Special Committee was comprised of all of the Company's independent Directors, and therefore the transaction was approved by the independent Directors on the Company's Board. In connection with this transaction, the Special Committee received a written fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., an international investment bank.

         Headquartered in Kearney, Nebraska, The Buckle, Inc. is a retailer of casual apparel, footwear and accessories for young men and women. It currently operates 328 retail stores in 38 states compared with 316 stores in 38 stated at this same time a year ago.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.